SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.   20549

                               FORM 15

Certification and Notice of Termination of Registration under Section
           12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of the
                   Securities Exchange Act of 1934


                  Commission File Number:  0-26151


                     Fashionmall.com, Inc.
     (Exact Name of Registrant as Specified in its Charter)


          774 Mays Blvd #10-259, Incline Village, NV 89451
                           (775) 833-3233
 (Address, including Zip Code, and Telephone Number, including Area
         Code, of Registrant's Principal Executive Offices)


                    Common Stock, $0.01 par value
      (Title of Each Class of Securities Covered by this Form)


                                None
 (Titles of All Other Classes for Which a Duty to File Reports Under
                   Section 13(a) or 15(d) Remains)


Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [x]  Rule 12h-3(b)(1)(i)         [x]
Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(1)(ii)
Rule 12g-4(a)(2)(i)                Rule 12h-3(b)(2)(i)
Rule 12g-4(a)(2)(ii)               Rule 12h-3(b)(2)(ii)
Rule 15d-6

Approximate number of holders of record as of the certification or
notice date:   43

Pursuant to the requirements of the Securities Exchange Act of 1934, Fashionmall.com, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:     March 25, 2003                By:_/s/ Jerome Chazen
                                         Jerome Chazen
                                         Director